EXHIBIT 99.1
     SOUTHPORT, CONNECTICUT 06890 U.S.A.
FOR IMMEDIATE RELEASE
For further information contact:
Thomas A. Dineen 203-259-7843
Sturm, Ruger & Company, Inc. Updates Status of Annual Report Filing
     SOUTHPORT, CONNECTICUT, April 7, 2006—As previously announced on March 14, 2006, Sturm, Ruger & Company, Inc. (NYSE-RGR) did not timely file its Annual Report on Form 10-K for the year ended December 31, 2005, as required by the U.S. Securities and Exchange Commission. The delay in filing is due to the Company’s restatement of its financial statements as of and for the year ended December 31, 2004. As a result of this restatement, previously reported 2004 net income is expected to increase by approximately $0.02 per share.
     The Annual Report on Form 10-K for the year ended December 31, 2005 has been prepared, and is currently under review. The ultimate timing of its filing is primarily dependent on the completion of the audit of the restated financial statements as of and for the year ended December 31, 2004 by KPMG LLP, the Company’s former auditor. As of the date hereof, KPMG LLP has not provided a firm date of completion. However, the Company hopes to file the Annual Report on Form 10-K for the year ended December 31, 2005 on or before April 30, 2006.
     Sturm, Ruger is the nation’s leading manufacturer of high-quality firearms for recreation and law enforcement, and a major producer of precision steel and titanium investment castings. Sturm, Ruger is headquartered in Southport, CT, with plants and foundries located in Newport, NH and Prescott, AZ.
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Sturm, Ruger Release page 2
     The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities, and the impact of future firearms control and environmental legislation, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.
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